Exhibit 4.1

ADDENDUM

TO A SHARE PURCHASE AGREEMENT

DATED 9 AUGUST 2017

This addendum (this “Addendum”) to a share purchase agreement dated 9 August 2017 is entered into on 26 September 2017 between:

(1) Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713 (the “Seller”);

(2) KNOT Shuttle Tankers AS, company registration no. 998 942 829 (the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”. Terms defined in the Agreement shall have the same meaning when used in this Addendum.

WHEREAS:

a)	The Parties have entered a share purchase agreement dated 9 August 2017 (the “Agreement”), pursuant to which the Seller has agreed to sell, and the Buyer has agreed to buy, all shares issued in KNOT Shuttle Tankers 26 AS, company registration no. 914 021 251 (the “Company”) being the sole owner of the vessel MT “Lena Knutsen” having IMO No. 9782766 (the “Vessel”);

b)	Pursuant to the Agreement, Closing is to occur on 30 September 2017, unless otherwise agreed. As 30 September 2017 is not a Business Day, the Parties intend to complete Closing on the last Business Day of September, namely 29 September 2017.

c)	Pursuant to the Agreement, the Purchase Price Adjustments are to reflect inter alia the Company’s working capital as of 23:59 on the Closing Date.

d)	Both from an accounting perspective and for commercial purposes it is preferable to calculate the working capital at month-end.

e)	For these reasons the Parties have agreed that the Purchase Price Adjustments shall include the working capital as of 30 September 2017 at 23:59 CET, despite Closing actually taking place on 29 September 2017.

f)	The Parties now enter into this Addendum to reflect the above.

2	AMENDMENTS

Provided that Closing takes place on 29 September 2017, the Parties agree that Clause 5.4 a) (i) shall be deemed to read as follows;

“(i) the Company’s working capital as of 23:59 hours CET on 30 September 2017;”

3	CONTINUED FORCE AND EFFECT

Except as amended by this Addendum, the Agreement shall continue in full force and effect, and the Agreement and this Addendum shall be read and construed as one instrument.

Knutsen NYK Offshore Tankers AS	KNOT Shuttle Tankers AS

/s/ Karl Gerhard Brâstein Dahl	/s/ Øystein Emberland